Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and the related Prospectus of Horizon Pharma Public Limited Company for the registration of its ordinary shares and to the incorporation by reference therein of our report dated June 26, 2014, with respect to the combined financial statements of Vidara Therapeutics International Limited and Subsidiaries and Vidara Therapeutics, Inc. included in the definitive proxy statement on Schedule 14A of Horizon Pharma, Inc. filed with the Securities and Exchange Commission on August 7, 2014.

/s/ Habif, Arogeti & Wynne, LLP Atlanta, Georgia September 17, 2014